SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2008

Cistera Networks, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-17304	91-1944887
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

6509 Windcrest Drive Suite 160 Plano, TX 75024
(Address of principal executive offices)     (Zip Code)

Registrant’s telephone number, including area code     (972) 381-4699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 9, 2008, the Company temporarily modified the terms of its outstanding convertible notes and warrants issued in its December 2004 and April 2007 private placements.  During the period beginning June 9, 2008 through June 24, 2008, the conversion price of such notes, currently $1.00 per share for notes issued in December 2004 and $0.75 per share for notes issued in April 2007, will be lowered to $0.53 per share.  In addition the exercise price for the warrants, currently $1.30 per share for warrants issued in December 2004 and $1.00 for warrants issued in April 2007, will be reduced to $0.40 per share, and will receive three additional warrants (each, a “bonus warrant”) every ten warrants exercised during this period.  The bonus warrants may be exercised through June 24, 2008 at an exercise price of $0.30 per share, and if not exercise on or before such date, the exercise price for such bonus warrants shall increase to $0.60 per share.  The bonus warrants expire on April 6, 2012.

The following pro-forma information is provided to show the financial impact to the Company if all holders of the Company’s notes and warrants discussed above took advantage of this temporary reduction in conversion and exercise prices, and exercised all bonus warrants.  This pro forma financial information is based only on the above and does not consider operating results since December 31, 2007, the Company’s last reported fiscal quarter.

	(in ‘000)
	12/31/2007	100% Participation
Cash and Accounts Receivable	$873	$3,172
Accounts Payable and Accrued Cash Expenses	(1,138)	(1,138)
Net Working Capital	(266)	2,034
Total Debt Obligations	(4,000)	0
Equity	(2,791)	3,609

Note:  Accounts Payable and Accrued Cash Expenses excludes debt and the liability for deferred revenue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISTERA NETWORKS, INC.
Date: June 9, 2008
/s/ Derek Downs
Derek Downs, Chief Executive Officer and President